UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Rapid Micro Biosystems, Inc.
(Name of Issuer)

Class A Common Stock, $0.01 par value per share
(Title of Class of Securities)

75340L104
(CUSIP Number)

March 7, 2022
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

______________________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

CUSIP No. 75340L104		13G
1		NAMES OF REPORTING PERSONS
Kennedy Lewis Management LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,752,617 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,752,617 (1)

	8	SHARED DISPOSITIVE POWER
0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,752,617 (1)

10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1% (1)

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN, IA

(1)	Includes 239,130 shares of Class A Common Stock of Rapid Micro Biosystems, Inc. (the “Issuer”) issuable upon the exercise of warrants.

CUSIP No. 75340L104		13G
1		NAMES OF REPORTING PERSONS
KLM GP LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,752,617 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,752,617 (1)

	8	SHARED DISPOSITIVE POWER
0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,752,617 (1)

10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1% (1)

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

(1)	Includes 239,130 shares of Class A Common Stock of the Issuer issuable upon the exercise of warrants.

CUSIP No. 75340L104		13G
1		NAMES OF REPORTING PERSONS
Kennedy Lewis Investment Management LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,752,617 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,752,617 (1)

	8	SHARED DISPOSITIVE POWER
0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,752,617 (1)

10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1% (1)

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

(1)	Includes 239,130 shares of Class A Common Stock of the Issuer issuable upon the exercise of warrants.

CUSIP No. 75340L104		13G
1		NAMES OF REPORTING PERSONS
Kennedy Lewis Investment Holdings II LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,752,617 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,752,617 (1)

	8	SHARED DISPOSITIVE POWER
0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,752,617 (1)

10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1% (1)

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Includes 239,130 shares of Class A Common Stock of the Issuer issuable upon the exercise of warrants.

CUSIP No. 75340L104		13G
1		NAMES OF REPORTING PERSONS
Kennedy Lewis Capital Partners Master Fund II LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
862,747 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
862,747 (1)

	8	SHARED DISPOSITIVE POWER
0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
862,747 (1)

10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.5% (1)

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Includes 239,130 shares of Class A Common Stock of the Issuer issuable upon the exercise of warrants.

CUSIP No. 75340L104		13G
1		NAMES OF REPORTING PERSONS
Kennedy Lewis GP II LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
862,747 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
862,747 (1)

	8	SHARED DISPOSITIVE POWER
0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
862,747 (1)

10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.5% (1)

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Includes 239,130 shares of Class A Common Stock of the Issuer issuable upon the exercise of warrants.

CUSIP No. 75340L104		13G
1		NAMES OF REPORTING PERSONS
Kennedy Lewis Capital Partners Master Fund III LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
889,870

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
889,870

	8	SHARED DISPOSITIVE POWER
0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
889,870

10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.6%

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 75340L104		13G
1	NAMES OF REPORTING PERSONS
Kennedy Lewis GP III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
889,870

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
889,870

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
889,870

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 75340L104		13G
1	NAMES OF REPORTING PERSONS
Darren Richman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,752,617 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,752,617 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,752,617 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

(1)	Includes 239,130 shares of Class A Common Stock of the Issuer issuable upon the exercise of warrants.

CUSIP No. 75340L104		13G
1		NAMES OF REPORTING PERSONS
David Chene

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,752,617 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,752,617 (1)

	8	SHARED DISPOSITIVE POWER
0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,752,617 (1)

10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1% (1)

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

(1)	Includes 239,130 shares of Class A Common Stock of the Issuer issuable upon the exercise of warrants.

Item 1(a).	NAME OF ISSUER:

The name of the issuer is Rapid Micro Biosystems, Inc. (the "Issuer").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

The Issuer's principal executive offices are located at 1001 Pawtucket Boulevard West, Suite 280, Lowell, MA 01854.

Item 2(a).	NAME OF PERSON FILING:

The persons filing this Schedule 13G (collectively, the “Reporting Persons”) are:

(i)	Kennedy Lewis Management LP (the “Adviser”)
(ii)	KLM GP LLC (“KLM”)
(iii)	Kennedy Lewis Investment Management LLC (“Kennedy Lewis Management”)
(iv)	Kennedy Lewis Investment Holdings II LLC (“Holdings II”)
(v)	Kennedy Lewis Capital Partners Master Fund II LP (“Master Fund II”)
(vi)	Kennedy Lewis GP II LLC (“Fund II GP”)
(vii)	Kennedy Lewis Capital Partners Master Fund III LP (“Master Fund III”)
(viii)	Kennedy Lewis GP III LLC (“Fund III GP”)
(ix)	Darren Richman
(x)	David Chene

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the principal business office of each of the Reporting Persons is 111 West 33rd St., Suite 1910, New York, NY 10120

Item 2(c).	CITIZENSHIP:

The citizenship with respect to a natural person or state of organization with respect to an entity, as applicable, of the Reporting Persons is as follows:

(i)	The Adviser – Delaware
(ii)	KLM – Delaware
(iii)	Kennedy Lewis Management – Delaware
(iv)	Holdings II – Delaware
(v)	Master Fund II – Cayman Islands
(vi)	Fund II GP – Delaware
(vii)	Master Fund III – Cayman Island
(viii)	Fund III GP – Delaware
(ix)	Darren Richman – United States
(x)	David Chene – United States

Item 2(d).	TITLE OF CLASS OF SECURITIES:

Class A Common Stock, $0.01 par value per share ("Class A Common Stock").

Item 2(e).	CUSIP NUMBER:

75340L104

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable

Item 4.	OWNERSHIP.

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each of the Reporting Persons and is incorporated herein by reference.

Each of the Adviser, KLM, Kennedy Lewis Management, Holdings II, and Messrs. Richman and Chene are the beneficial owners of 1,752,617 shares of Class A Common Stock. Each of Master Fund II and Fund II GP are the beneficial owners of 862,747 shares of Class A Common Stock. Each of Master Fund III and Fund III GP are the beneficial owners of 889,870 shares of Class A Common Stock. The shares of Class A Common Stock held by each of the Adviser, KLM, Kennedy Lewis Management, Holdings II, and Messrs. Richman and Chene represent approximately 5.1%, each of Master Fund II and Fund II GP represent approximately 2.5%, and each of Master Fund III and Fund III GP approximately 2.6% of the outstanding shares of Class A Common Stock, based on 34,449,144 shares of Class A Common Stock of the Issuer outstanding as of November 1, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 15, 2021.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Item 10.	CERTIFICATION.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.
DATED: March 16, 2022

KENNEDY LEWIS MANAGEMENT LP

By:	KLM GP LLC, its general partner

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Chief Operating Officer

KLM GP LLC

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Chief Operating Officer
KENNEDY LEWIS INVESTMENT MANAGEMENT LLC

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Chief Operating Officer

KENNEDY LEWIS INVESTMENT HOLDINGS II LLC

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Person

KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND II LP

By:	Kennedy Lewis GP II LLC, its general partner
By:	Kennedy Lewis Investment Holdings II LLC, its managing member

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Person

KENNEDY LEWIS GP II LLC

By:	Kennedy Lewis Investment Holdings II LLC, its managing member

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Person

KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND III LP

By:	Kennedy Lewis GP III LLC, its general partner
By:	Kennedy Lewis Investment Holdings II LLC, its managing member

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Person

KENNEDY LEWIS GP III LLC

By:	Kennedy Lewis Investment Holdings II LLC, its managing member

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Person

By:	/s/ Darren Richman

By:	/s/ David Chene

EXHIBIT 99.1
JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.
DATED: March 16, 2022

KENNEDY LEWIS MANAGEMENT LP

By:	KLM GP LLC, its general partner

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Chief Operating Officer

KLM GP LLC

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Chief Operating Officer
KENNEDY LEWIS INVESTMENT MANAGEMENT LLC

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Chief Operating Officer

KENNEDY LEWIS INVESTMENT HOLDINGS II LLC

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Person

KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND II LP

By:	Kennedy Lewis GP II LLC, its general partner
By:	Kennedy Lewis Investment Holdings II LLC, its managing member

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Person

KENNEDY LEWIS GP II LLC

By:	Kennedy Lewis Investment Holdings II LLC, its managing member

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Person

KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND III LP

By:	Kennedy Lewis GP III LLC, its general partner
By:	Kennedy Lewis Investment Holdings II LLC, its managing member

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Person

KENNEDY LEWIS GP III LLC

By:	Kennedy Lewis Investment Holdings II LLC, its managing member

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Person

By:	/s/ Darren Richman

By:	/s/ David Chene